Exhibit 5.12

CONSENT

To: Mayfair Gold Corp. (the “Company”)

Re: Registration Statement on Form F-10 of the Company

Ecometrix Inc. is an author of the report titled “Fenn-Gib Gold Project NI 43-101 Technical Report and Pre-Feasibility Study, Ontario, Canada” with a report date of January 14, 2026, with an effective date of December 19, 2025 (the “PFS”), originally prepared for the Company.

Egis Canada Ltd., as successor to Ecometrix Inc., understands that the Company wishes to make reference to Ecometrix Inc.’s name and the PFS in the Registration Statement on Form F-10 and any amendments or supplements and/or exhibits thereto or the documents incorporated by reference therein (collectively, the “Form F-10”). Egis Canada Ltd. further understands that the Company wishes to use extracts and/or information from the PFS in the Form F-10. Egis Canada Ltd. has been provided with a copy of the Form F-10 and has reviewed the proposed disclosure identified above.

Accordingly, in respect of the Form F-10, Egis Canada Ltd. does hereby consent to:

•	the use of, and references to, Ecometrix Inc.’s name, including Ecometrix Inc.’s status as an expert or “qualified person”;

•	the use of, and references to, the PFS in the Form F-10; and

•	the use, in the Form F-10, of any quotation from, or summarization of, or extracts and information from the PFS, or portions thereof, that were prepared by Ecometrix Inc., that Ecometrix Inc. supervised the preparation of and/or that Ecometrix Inc. has reviewed and approved.

Dated: April 15, 2026

Egis Canada Inc., as successor to Ecometrix Inc.

By:	/s/ Elizabeth Haack
Elizabeth Haack, Ph.D., Senior Vice-President and National Director - Environment